EXHIBIT 99.1
DONEGAL GROUP INC. ANNOUNCES FIRST QUARTER EARNINGS
Jeffrey D. Miller
Senior Vice President & Chief Financial Officer
Phone (717) 426-1931
Fax (717) 426-7009
For Immediate Release
     MARIETTA, Pennsylvania, April 21, 2006 – Donegal Group Inc. (Nasdaq: DGICA and DGICB) today reported net income for the first quarter ended March 31, 2006.
     All 2006 and 2005 share and per share information included below has been restated to reflect the effect of the previously announced declaration of a 4-for-3 stock split to be effected in the form of a 33 1/3% stock dividend payable on April 26, 2006 to stockholders of record at the close of business on April 17, 2006.
     Net income for the first quarter of 2006 increased 8.5% to $9,130,187, or $.36 per share on a diluted basis, compared to $8,417,088, or $.34 per share on a diluted basis, for the first quarter of 2005. The Company’s first quarter earnings reflected continued excellent underwriting results, which were achieved in spite of an increase in weather-related claims of approximately $1.1 million in the first quarter of 2006 compared to the first quarter of 2005. Revenues for the first quarter of 2006 were $81,282,895, an increase of 4.1% over the year earlier period, with net premiums earned of $74,513,849, a 3.8% increase over the first quarter of 2005. Net premiums earned in the first quarter of 2006 were impacted by an increase in the Company’s reinsurance costs, primarily due to increases in reinsurance rates and the purchase of additional reinsurance coverages that are expected to reduce losses retained by the Company.
     Net investment income increased to $4,984,528 for the first quarter of 2006, an increase of 13.1% over the $4,407,468 reported for the first quarter of 2005. Improvements in the short-term interest rate environment contributed to an increase in the Company’s average pre-tax investment yield to 3.6% in the first quarter of 2006, compared to 3.5% in the first quarter of 2005. The Company’s shift in asset mix to tax-exempt municipal bonds over the past year impacted the average investment yield in the current quarter. However, this shift allowed the Company to lower its effective tax rate in the first quarter of 2006 to 28.7%, compared to 30.6% in the first quarter of 2005, notwithstanding an increase in income before income tax expense in the 2006 quarter.

     The Company’s combined ratio was 90.5% for the first quarter of 2006, comparable to the 90.6% posted for the first quarter of 2005. The Company’s loss ratio for the first quarter of 2006 was 58.1%, relatively unchanged from the loss ratio of 57.9% posted for the first quarter of 2005, with the modest increase reflecting increased weather-related claim activity in the 2006 quarter. The Company’s expense ratio decreased slightly to 31.9% for the first quarter of 2006, compared to 32.2% for the first quarter of 2005.
     “We are pleased to report a continuation of profitable operating results in the first quarter. We remain focused on maintaining rate adequacy and attracting quality premium growth in a competitive marketplace. Our WritePro and WriteBiz automated underwriting and policy issuance systems for personal lines and commercial lines, respectively, continue to be implemented throughout our operating regions, and we are optimistic that these systems will contribute to additional premium growth as the year progresses,” stated Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc.
     The excellent operating results for the first quarter of 2006 contributed to an increase in the Company’s book value to $11.62 per common share at March 31, 2006, compared to $11.30 per common share at December 31, 2005.
     The Company’s board of directors yesterday approved a quarterly cash dividend payable May 15, 2006 of $.0825 per share of Class A common stock and $.07 per share of its Class B common stock to stockholders of record as of May 1, 2006. These dividends represent a percentage increase of 10% for the Class A common stock and 9.8% for the Class B common stock compared to the previous quarterly cash dividend when adjusted for the stock split.
     The Company will hold a conference call and webcast on Friday, April 21, 2006, beginning at 11:00 A.M. Eastern Time. You may participate in the conference call by calling 1-866-362-5158 (Passcode 22282309) or listen via Internet by accessing the “Earnings Release Webcast” link in the Investor Relations area of the Company’s web site at www.donegalgroup.com. An instant replay of the conference call will be available until April 28, 2006 by calling 1-888-286-8010 (Passcode 86200878).
     Donegal Group Inc. is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in five Mid-Atlantic states (Delaware, Maryland, New Hampshire, New York and Pennsylvania), eight Southeastern states (Alabama, Georgia, Louisiana, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and five Midwestern states (Iowa, Nebraska, Ohio, Oklahoma and South Dakota).
     All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking (as defined in the Private Securities Litigation Reform Act of 1995) in nature and necessarily involve a number of risks and uncertainties. Actual results could vary materially. The factors that could cause actual results to vary materially include, but are not limited to, the ability of the Company to maintain profitable operations, the adequacy of the Company’s reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which the Company operates, severe weather events, competition from various insurance and non-insurance businesses, terrorism, legal and judicial developments, changes in regulatory requirements and other risks that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
(Tables Follow)

	Quarter Ended March 31
	2006	2005*
Net premiums earned	$74,513,849	$71,762,523
Investment income, net of investment expenses	4,984,528	4,407,468
Net realized investment gains	474,799	690,291
Total revenues	81,282,895	78,079,058

Net income	$9,130,187	$8,417,088

Net income per common share:
Basic	$0.37	$0.35
Diluted	$0.36	$0.34

*	Per share information restated for 4-for-3 stock split

Consolidated Statements of Income
(unaudited; in thousands, except share and per share data)

	Quarter Ended March 31,
	2006	2005*
Net premiums earned	$74,514	$71,763
Investment income, net of investment expenses	4,985	4,407
Net realized investment gains	475	690
Lease income	242	229
Installment payment fees	1,067	990

Total revenues	81,283	78,079

Net losses and loss expenses	43,289	41,538
Amortization of deferred policy acquisition costs	11,886	11,486
Other underwriting expenses	11,901	11,654
Other expenses	393	430
Policyholder dividends	372	351
Interest expense	644	499

Total expenses	68,485	65,958

Income before income tax expense	12,798	12,121
Income tax expense	3,668	3,704

Net income	$9,130	$8,417

Net income per common share:
Basic	$0.37	$0.35

Diluted	$0.36	$0.34

Supplementary Financial Analysts’ Data

Weighted average number of shares outstanding:
Basic	24,642,295	23,929,220

Diluted	25,334,265	24,630,779

Net written premiums	$76,179	$74,498

Book value per common share	$11.62	$10.36

*	Shares outstanding and per share information restated for 4-for-3 stock split

Consolidated Balance Sheets
(unaudited; in thousands)

	March 31,	December 31,
	2006	2005*
ASSETS:
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$179,383	$180,182
Available for sale, at fair value	293,568	295,097
Equity securities, at fair value	40,965	33,371
Investments in affiliates	8,248	8,442
Short-term investments, at cost, which approximates fair value	27,997	30,654

Total investments	550,161	547,746
Cash	3,879	3,811
Premiums receivable	47,644	47,124
Reinsurance receivable	104,525	94,137
Accrued investment income	5,139	5,521
Deferred policy acquisition costs	23,557	23,477
Prepaid reinsurance premiums	41,278	40,063
Property and equipment, net	5,212	5,234
Deferred tax asset, net	12,108	11,533
Due from affiliate	4,306	—
Other assets	5,029	2,776

Total assets	$802,838	$781,422

Consolidated Balance Sheets (continued)
(unaudited; in thousands)

	March 31,	December 31,
	2006	2005*
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss expenses	$275,978	$265,730
Unearned premiums	189,540	186,660
Accrued expenses	9,310	12,706
Subordinated debentures	30,929	30,929
Federal income taxes payable	2,600	—
Due to affiliate	—	728
Other liabilities	6,049	6,773

Total liabilities	514,406	503,526

Stockholders’ equity:
Preferred stock	—	—
Class A common stock	194	192
Class B common stock	56	56
Additional paid-in capital	144,701	141,933
Accumulated other comprehensive income	1,209	2,532
Retained earnings	143,164	134,075
Treasury stock, at cost	(892)	(892)

Total stockholders’ equity	288,432	277,896

Total liabilities and stockholders’ equity	$802,838	$781,422

*	Capital accounts restated for 4-for-3 stock split